FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. ANNOUNCES $1.0 BILLION INCREASE TO
SHARE REPURCHASE AUTHORIZATION

ATLANTA – Feb 1, 2022 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.0 billion increase to the Company’s share purchase authorization. As of December 31, 2021, the Company had $458 million available under its prior share repurchase authorization.

“Increasing our repurchase authorization by $1.0 billion aligns with our defined capital allocation priorities that include investing in our business, paying a dividend, repurchasing shares and maintaining a modest leverage profile,” said Ryan Marshall, PulteGroup President and CEO. “Consistent with our disciplined and balanced approach to capital allocation, in 2021 we invested $4.0 billion in land acquisition and development, while returning over $1.0 billion to shareholders and retiring $726 million of bonds.”

“Coupled with our capital allocation activities, ongoing gains in our operating results helped to lower our year end debt-to-capital ratio to 21.3%,” added Mr. Marshall. “Going forward, we expect our debt-to-capital ratio to be in the range of 20% to 30%, which is down from our previous target of 30% to 40%.”

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

# # #

1